UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2010

KBS STRATEGIC OPPORTUNITY REIT, INC.

(Exact name of registrant specified in its charter)

Maryland	333-156633	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

Real Estate Investments

Acquisition of the Village Overlook Buildings

On July 29, 2010, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, entered into an agreement to acquire, and on August 2, 2010, closed on the acquisition of two two-story medical office buildings containing 34,830 rentable square feet located on approximately 2.7 acres of land at 7444 and 7445 Hanover Parkway in Stockbridge, Georgia (the “Village Overlook Buildings”). The seller is 7444 & 7445 Hanover Parkway Holdings, LLC, who is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor. The purchase price of the Village Overlook Buildings was approximately $1.8 million plus closing costs. The Company funded the acquisition of the Village Overlook Buildings with proceeds from the Company’s ongoing initial public offering, but may later place mortgage debt on the property.

The Village Overlook Buildings were built in 1993 and are currently 51% leased to five tenants. The current aggregate annual effective base rent for the remaining lease terms of the tenants of the Village Overlook Buildings is approximately $0.4 million and the current weighted-average remaining lease term for the tenants is approximately 0.8 years. The current weighted-average annual rental rate over the remaining lease term is $21.72 per square foot.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: August 2, 2010	BY:	/s/ Keith D. Hall
Keith D. Hall Chief Executive Officer and Director